Exhibit 10.12

KLX ENERGY SERVICES HOLDINGS, INC.

EXECUTIVE RETIREE MEDICAL AND DENTAL PLAN

September 13, 2018

ARTICLE I
FORWARD AND PURPOSE

This Executive Retiree Medical and Dental Plan (the “Plan”) is hereby adopted effective September 13, 2018, by KLX Energy Services Holdings, Inc. (the “Company”) to provide medical and dental coverage for a select group of retired senior executives of the Company and their Dependents, as part of the existing KLX Energy Services Medical Benefits Program and KLX Energy Services Dental Program.

ARTICLE II
DEFINITIONS

The following words and phrases have meanings set forth below, unless a different meaning is plainly required by the context:

“Applicable Program” means the KLX Energy Services Holdings, Inc. Medical Benefits Program and KLX Energy Services Holdings, Inc. Dental Program, the employer-sponsored medical and dental benefit plans which are part of the KLX Energy Services Employee Benefit Plan covering active employees of the Company under which the Retiree and his or her Eligible Dependents have medical and dental coverage.

“Board of Directors” means the Board of Directors of the Company.

“Change of Control” has the same meaning as that term is defined in the Retiree’s employment agreement. If no change of control provision exists in Retiree’s employment agreement or Retiree does not have an employment agreement, the first of the following to occur will be a Change of Control with regard to such Retiree: (1) a change in ownership of the Company on the date that any one person or more than one person acting as a group acquires stock that results in ownership by such person/group of more than 50% of the total fair market value or total voting power of the Company stock; or (2) a change in the ownership of a substantial portion of the Company’s assets on the date that any one person or more than one person acting as a group acquires assets from the Company that have a total gross fair market value equal to more than 1/3 of the total gross fair market value of all the assets of the Company immediately prior to such acquisition.

“Code” means the Internal Revenue Code of 1986 and regulations and rulings issued thereunder, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

“Company” means KLX Energy Services Holdings, Inc. or its successor.

“Eligible Dependent” means any of the following:

(1)                                 A Participant’s spouse to whom the Participant is married on his or her date of retirement. Subsequent to retirement, said spouse shall cease to be an Eligible Dependent six months and one day after the following: upon divorce or legal separation; subsequent to the death of a Participant if the spouse remarries; or upon becoming eligible for Medicare.

(2)                                 A dependent child of the Participant who meets the definition of a “Dependent” under the Applicable Program.

“ERISA” means the Employee Retirement Income Security Act of 1974, Public Law 93-406, 29 U.S.C. § 1001 et seq, and regulations and rulings issued thereunder, as amended from time to time.

“Participant” means a Retiree who has continued participation in the Applicable Program, past the date coverage in the Applicable Program as an active employee would have otherwise terminated by commencing participation i n this Plan and has not terminated participation as provided in Section 3.2.

“Plan” means the KLX Energy Services Holdings, Inc. Executive Retiree Medical and Dental Plan as set forth herein, together with any and all amendments and supplements thereto. This Plan is not a separate plan under ERIS A, but is a program offered to Retirees under which they may continue their and their Eligible Dependents’ coverage under the Applicable Program.

“Plan Administrator” means the individual who shall be an officer of the Company, or a Committee, appointed by the Board of Directors of the Company.

“Plan Year” means the twelve-month period beginning each January 1 and ending on the following December 31.

“Retiree” means:

(1)                                 A former employee who was employed by the Company in one of the following positions at the time of employment termination:

Chairman of the Board /Chief Executive Officer/President

Chief Financial Officer & Senior Vice President

General Manager & Vice President

Corporate Treasurer & Senior Director of Investor Relations

Corporate Chief Information Officer

Corporate Vice President - Tax

Corporate Vice President - Law & Secretary

Vice President of Human Resources

Corporate Vice President of Business Development and Financial Reporting

Corporate Vice President of Finance & Corporate Controller

and who had at least 10 Years of Service when his or her employment terminates; or

(i)                                    an employee of the Company in one of the positions listed in (i) above, employed at the time there is a Change of Control, whether or not he or she has 10 Years of Service, who ceases to be employed within 6 months of the date of Change of Control as a result thereof either because his or her employment is involuntarily terminated or because he or she resigns employment; or

(ii)                                 an employee of the Company in one of the positions listed in (i) above, pursuant to the Change of Control terms of his or her employment agreement, whether or not he or she has 10 Years of Service; or

(2)                                 Any former employee who was employed by the Company and is determined in the Plan Administrator’s discretion to be eligible to participate in the Plan

“Year of Service” means a computation period during which the employee completes at least 1,000 hours of service with the Company or its predecessor, or an affiliate of the Company. For purposes of determining a Year of Service, the initial computation period shall be the 12-consecutive month period beginning on the date the Employee first performs an hour of service (the “employment commencement date”). The succeeding computation periods commence on the first anniversary of the employment commencement date and on each anniversary thereafter.

ARTICLE III
PARTICIPATION

3.1          Commencement of Participation. A Retiree shall commence participation in this Plan on the date of said Retiree’s retirement from the Company. In order to participate in the Plan, a Retiree must commence participation at the time he or she terminates employment with the Company and maintain continuous participation in the Plan. A Retiree may elect to cover any Eligible Dependent under this Plan at the same time or times that an active employee is permitted to cover Eligible Dependents. If an employee who would become a Retiree under this Plan dies while employed, regardless of said employee’s Years of Service, then his or her spouse and dependents who are otherwise Eligible Dependents as of said employee’s date of death, shall be eligible to participate under this Plan so long as they elect to participate and remain Eligible Dependents.

3.2          Termination of Participation. A Participant shall continue to participate in this Plan so long as the applicable premiums are paid on a quarterly basis by the 1st day of the beginning of each calendar quarter, until he or she becomes eligible for Medicare. A Participant’s dependent can continue to participate in the Plan as long as he or she is an Eligible Dependent, so long as applicable premiums are paid on a quarterly basis by the 1st day of the beginning of each calendar quarter. If premiums are not paid when due, by the 15th day from the beginning of said quarter, the Company will notify the Participant/Eligible Dependent that premiums have not been timely paid. If the Participant/Eligible Dependent does not pay the premiums by the 15th day from the date notice is given, coverage will cease.

3.3          COBRA. Participation under this Plan shall be concurrent with any continuation of group health coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, ERISA § 601et seq.

ARTICLE IV
BENEFIT STRUCTURE

The Plan provides medical and dental benefits under and as set forth in the Programs. This Plan is incorporated by reference into said Applicable Programs, which Applicable Programs may be amended from time to time at the discretion of the Plan Administrator.

ARTICLE V
PARTICIPANT COST

For the elected medical and dental coverage, a Retiree and his or her Eligible Dependents shall pay the entire premium cost for their elected coverage (which premium for active employees may be paid in part by the Company and in part by the employee).

The premium paid by the Retiree or Eligible Dependent will change at the same time the premiums under the Applicable Program changes.

ARTICLE VI
COVERAGE

Subject to the provisions of Article V, the Plan only provides the coverage that the Company provides for its active employees and their eligible dependents under the Applicable Programs. The benefit under this Plan is the ability to continue participation in the Applicable Program to a date after the date coverage would otherwise terminate due to termination of employment. The actual medical and dental benefits are paid under the Applicable Program and are set forth in the summary plan description (SPD) for the Applicable Program, as amended from time to time by the Plan Administrator and communicated to Retirees. Any interpretation as to benefit coverage shall be decided under the terms of the Applicable Program.

ARTICLE VII
ADMINISTRATION AND CLAIMS

The Plan is a part of and shall be administered as part of the Applicable Programs. Claims shall be made and appealed in accordance with the provisions of the Applicable Program.

ARTICLE VIII
AMENDMENT OR TERMINATION OF THE PLAN

This Plan has been established by the Company with the intent that it shall be continued in operation indefinitely. However, the Company has reserved the right at any time by an instrument in writing, to amend or terminate the Applicable Programs for its active employees and it reserves the right to amend or terminate this Plan, in its complete discretion at any time.

The Company also reserves the right to amend the Plan to eliminate benefits as to any individual who is not holding a position listed in the definition of” Retiree” in Article 11 as of the date of such amendment.

The above notwithstanding, if there is a Change of Control, the Company and its successor cannot change the terms of this Plan or eliminate the Plan as to any individual who is a Retiree or Eligible Dependent as of the date of the Change of Control or any individual who becomes a Retiree or Eligible Dependent following the Change of Control, and no changes made within 6 months prior to the Change of Control will be effective as to such individuals.

ARTICLE IX
GENERAL PROVISIONS

9.1          No Guarantee of Non-Taxability. Neither the Company nor the Plan Administrator shall in any way be liable for any taxes or other liability incurred by a Participant or anyone claiming through him or her by virtue of participation in this Plan.

9.2          Delegation of Authority by the Company and Administrator. Whenever the Company or the Plan Administrator under the terms of this Plan is permitted or required to do or perform any act, matter or thing, it shall be done and performed by any officer or individual thereunto duly authorized by the Company or Plan Administrator.

9.3          Applicable Law. This Plan shall be construed according to the laws of the State of Florida and all provisions hereof shall be administered according to, and its validity and enforceability shall be determined under, the laws of Florida, except where pre-empted by the Code, ERISA or other federal law.

9.4          Headings. The headings of sections and subsections are tor ease of reference only and shall not be construed to limit or modify the detailed provisions herein.

9.5          Entire Plan Stated. This document sets forth the entire Plan. No other employee benefit or employee plan that is or may hereafter be maintained by the Company on a non-elective basis, other than the Applicable Programs, shall constitute a part of this Plan.

9.6          Construction. As used in this Plan, the masculine gender includes feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise. The words “hereof,” and other similar compounds of the word “here” mean and refer to the entire Plan, not to any particular provision or section.

ARTICLE X
SIGNATURE

Adoption by Company. This Plan is hereby adopted, effective September 13, 2018, by its officer thereunto duly authorized.

KLX ENERGY SERVICES HOLDINGS, INC.

/s/ Thomas P. McCaffrey

Name:	Thomas P. McCaffrey
Title:	Senior Vice President and Chief Financial Officer

Acknowledged and approved by the Plan Administrator, this 13th day of September, 2018.

Plan Administrator:

KLX Energy Services Holdings, Inc. Benefits Committee

/s/ Thomas P. McCaffrey

Name:	Thomas P. McCaffrey
Title:	Senior Vice President and Chief Financial Officer